MOORE & ASSOCIATES, CHARTERED

ACCOUNTANTS AND ADVISORS

PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1/A, Amendment No. 1, of Eaglecrest Resources, Inc., of our report dated May 15, 2008 on our audit of the financial statements of Eaglecrest Resources, Inc. as of April 30, 2008, and the related statements of operations, stockholders’ equity and cash flows since inception on August 22, 2007 and through April 30, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered Las Vegas, Nevada July 3, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501